Exhibit 99.1

GENCO SHIPPING & TRADING LIMITED ANNOUNCES
FOURTH QUARTER FINANCIAL RESULTS

Transformed commercial platform and continued expense optimization together with an improving drybulk market lead to strong financial performance

New York, New York, February 27, 2018 – Genco Shipping & Trading Limited (NYSE:GNK) (“Genco” or the “Company”), the largest U.S. headquartered drybulk shipowner focused on the transportation of major and minor bulk commodities globally, today reported its financial results for the three and twelve months ended December 31, 2017.

The following financial review discusses the results for the three and twelve months ended December 31, 2017 and December 31, 2016.

Fourth Quarter 2017 and Year-to-Date Highlights

•	Recorded net income of $2.6 million for the fourth quarter of 2017
o	Basic and diluted earnings per share of $0.07
o	First reported quarterly net income since Q4 2011 highlighting the successful implementation of our commercial strategy and cost optimization initiatives together with improving market conditions
•	Voyage revenues minus voyage expenses totaled $59.3 million during Q4 2017, nearly 50% higher than the same period of 2016
•	Time charter equivalent (“TCE”) increased during each quarter of 2017 culminating in $11,017 for Q4 2017 marking a year-over-year improvement of 65%
o	Currently have fixed 82% of our Q1 2018 days at a TCE of $10,556
•	Concluded 2017 with a cash position of $204.9 million, which compares to $169.1 million of cash at the end of 2016, representing an increase of $35.8 million, and includes restricted cash
•	Paid down the $400 Million Credit Facility by $11.3 million on February 13, 2018, from cash flow from operations during Q4 2017
•	Established Singapore presence with the opening of a new office focusing on the major bulks
•	Completed the withdrawal of 19 vessels from pool agreements and integrated these vessels into our in-house commercial strategy
•	Completed the repositioning of our minor bulk fleet increasing exposure to the Atlantic basin as an investment as part of our new commercial strategy

o	Completed the final wave of this repositioning effort during Q4 2017
o	Currently have 80% of our minor bulk fleet with Atlantic redelivery positions
o	Expect to utilize these positions and our overall platform to drive revenue generation in 2018
•	Substantially increased our customer base having entered into business with over 40 direct cargo customers over the last year
•	Further reduced daily vessel operating expenses (“DVOE”) to $4,387 per vessel per day during Q4 2017 highlighting our industry leading low-cost structure
o	DVOE for the full year 2017 was $4,417 per vessel per day as we executed on various cost optimization efforts throughout the year
•	Recorded EBITDA of $27.5 million during Q4 2017 and $42.0 million for the full year 2017

John C. Wobensmith, Chief Executive Officer, commented, “The fourth quarter of 2017 represented a major inflection point for Genco. The considerable success we experienced throughout the year transforming our commercial strategy and optimizing our cost structure enabled us to capitalize on improving market conditions, as we returned to profitability for the first time in six years. During the fourth quarter and full year, we expanded our in-house commercial platform, which included incorporating voyage charters and direct cargo liftings to our service offerings, establishing a Singapore presence and appointing industry veterans to spearhead the employment of both our major and minor bulk fleet. With a global presence, full-scale logistics solution and focus on strategic fleet deployment, we believe we are in a strong position to continue to serve leading charterers and cargo customers while further benefiting from industry fundamentals, which we believe will remain favorable in 2018.”

Commercial Strategy Actively Driving Revenue and Margins

Our fleet currently consists of 60 drybulk vessels concentrated on the transportation of major and minor bulk commodities globally. Historically, Genco has employed its fleet through mostly time charter contracts as well as pooling arrangements. In 2017, the Company made the strategic decision to transform its existing in-house commercial operating platform through the transition from a tonnage provider to an active owner-operator model in an effort to increase margins. In order to execute upon this strategy, management undertook various initiatives including the withdrawal of all of our vessels from their respective pools, reallocating a large part of our minor bulk freight exposure to the Atlantic basin to seek to capture the earnings premium historically offered, establishing a presence in Singapore to focus on our major bulk fleet and actively engaging with cargo providers to further expand our network of customers.  Overall, our fleet deployment strategy remains weighted towards short-term fixtures which provides optionality in a potentially rising freight rate environment. We believe that our active commercial strategy together with our low-cost structure should continue to increase margins going forward.

Our fourth quarter of 2017 TCE results by class are listed below. Specifically, for our Capesize fleet, during the fourth quarter we employed several of these vessels on fixed rate period contracts that have a stable cash flow impact while maintaining our portfolio approach to fixtures. Of our 13 Capesize vessels, we currently have six on fixed rate period contracts, four on short-term time charters and three on index linked contracts.

•	Capesize: $16,767
•	Panamax: $10,038
•	Ultramax, Supramax and Handymax: $9,752
•	Handysize: $8,485
•	Total: $11,017

We currently have the following net TCE fixed for the first quarter of 2018, which represents strong performance to date:

•	Capesize: $14,988 for 77% of the available Q1 2018 days
•	Panamax: $9,591 for 81% of the available Q1 2018 days
•	Ultramax, Supramax and Handymax: $10,061 for 85% of the available Q1 2018 days
•	Handysize: $8,197 for 81% of the available Q1 2018 days
•	Total: $10,556 for 82% of the available Q1 2018 days

Financial Review: 2017 Fourth Quarter

The Company recorded net income for the fourth quarter of 2017 of $2.6 million, or $0.07 basic and diluted net earnings per share. Comparatively, for the three months ended December 31, 2016, the Company recorded a net loss of $25.1 million, or $3.43 basic and diluted net loss per share.

The Company’s revenues increased by 71% to $74.9 million for the three months ended December 31, 2017, compared to $43.9 million for the three months ended December 31, 2016. The increase in revenues was primarily due to the employment of vessels on spot market voyage charters as well as higher spot market rates achieved by the majority of the vessels in our fleet.  These increases were partially offset by the operation of fewer vessels during the fourth quarter of 2017 as compared to the same period of 2016.

The average daily time charter equivalent, or TCE, rates obtained by the Company’s fleet was $11,017 per day for the three months ended December 31, 2017 as compared to $6,659 for the three months ended December 31, 2016. The increase in TCE was primarily due to higher spot rates achieved by the majority of the vessels in our fleet during the fourth quarter of 2017 versus the fourth quarter of 2016. The drybulk freight market strengthened considerably during Q4 2017 as a result of firm Chinese steel output and steel mill margins which led to heightened demand for seaborne iron ore and coal cargoes. This increase in demand was met by minimal net fleet growth, leading to tighter tonnage availability across the sectors. In 2018 to date, various seasonal factors including increased newbuilding deliveries, weather related disruptions and the Chinese New Year have negatively impacted the market in the short-term although freight rates remain significantly above last year’s levels.

Total operating expenses were $64.9 million for the three months ended December 31, 2017 compared to $62.5 million for the three months ended December 31, 2016. Voyage expenses rose to $15.6 million for the three months ended December 31, 2017 versus $4.0 million during the prior year period primarily due to the increased employment of vessels on spot market voyage charters as part of our commercial strategy, in which we incur significantly higher voyage expenses as compared to time charters, spot market-related time charters and pool arrangements. Vessel operating expenses declined to $24.2 million for the three months ended December 31, 2017 compared to $27.5 million for the three months ended December 31, 2016. This decrease was primarily due to lower crew related expenses as well as the operation of fewer vessels during the fourth quarter of 2017 as compared to the same period of the prior year. General and administrative expenses were $5.6 million for the fourth quarter of 2017 compared to $15.1 million for the fourth quarter of 2016, primarily due to a decrease in nonvested stock amortization expense as well as costs related to financing or refinancing activities that were incurred during the fourth quarter of 2016. Included in general and administrative expenses is nonvested stock amortization expense of $0.5 million and $6.2 million for the fourth quarter of 2017 and 2016, respectively. Depreciation and amortization expenses decreased to $17.6 million for the three months ended December 31, 2017 from $18.2 million for the three months ended December 31, 2016, primarily due to the revaluation of our 1999-built vessels to their respective fair values during the third quarter of 2017.

Daily vessel operating expenses, or DVOE, decreased to $4,387 per vessel per day for the fourth quarter of 2017 compared to $4,486 per vessel per day for the same quarter of 2016, predominantly due to lower insurance and crew related expenses as well as the timing of purchases of spare parts partially offset by an increase in maintenance related expenses. We believe daily vessel operating expenses are best measured for comparative purposes over a 12‑month period in order to take into account all of the expenses that each vessel in our fleet will incur over a full year of operation. For the twelve months ended December 31, 2017, our DVOE decreased to $4,417 which is below our 2017 budget of $4,440 set forth at the beginning of the year as well as our 2016 figure of $4,514. Based on estimates provided by our technical managers and management’s views, our DVOE budget for 2018 is $4,440 per vessel per day on a weighted average basis for the entire year for our fleet of 60 vessels.

Apostolos Zafolias, Chief Financial Officer, commented, “Genco increased its 2017 cash position to $204.9 million, returned to profitability in the fourth quarter and increased fourth quarter TCE by 65% highlighting the improving drybulk market conditions and the success of the Company’s commercial, technical and operational initiatives. During 2017, we executed various cost optimization efforts and are pleased to have further reduced our direct vessel operating expenses, as we maintained our cost leadership.  Looking forward, we remain in a strong position to benefit from the ongoing recovery in the drybulk market.”

Financial Review: Twelve Months 2017

The Company recorded a net loss of $58.7 million or $1.71 basic and diluted net loss per share for the twelve months ended December 31, 2017. This compares to a net loss of $217.8 million or $30.03 basic and diluted net loss per share for the twelve months ended December 31, 2016. Net loss for the twelve months ended December 31, 2017 and 2016, includes non-cash vessel impairment charges of $22.0 million and $69.3 million, respectively. Net loss for the twelve months ended December 31, 2017 also includes the gain on sale of vessels in the amount of $7.7 million and $3.6 million due to the sale of vessels during the respective periods. Revenues increased to $209.7 million for the twelve months ended December 31, 2017 compared to $135.6 million for the twelve months ended December 31, 2016. The increase in revenues was primarily due to the employment of vessels on spot market voyage charters beginning during the second half of 2017, as well as higher spot market rates achieved by the majority of our vessels.  These increases were partially offset by the operation of fewer vessels during 2017 as compared to 2016. Voyage expenses increased to $25.3 million during 2017 from $13.2 million in 2016.  This increase was primarily due to the employment of vessels on spot market voyage charters during the second half of 2017 as part of our commercial strategy, in which we incur significantly higher voyage expenses as compared to time charters, spot market-related time charters and pool arrangements. TCE rates obtained by the Company increased to $8,633 per day for the twelve months ended December 31, 2017 from $4,907 per day for the twelve months ended December 31, 2016, due to higher rates achieved by the majority of the vessels in our fleet. Total operating expenses for the twelve months ended December 31, 2017 and 2016 were $239.3 million and $322.1 million, respectively. Adjusted total operating expenses, which excludes a non-cash vessel impairment charge of $22.0 million relating to the revaluation of Genco’s 1999-built vessels and the Genco Surprise to their respective fair values and the gain on sale of vessels of $7.7 million, were $225.0 million for the twelve months ended December 31, 2017. This compares to adjusted total operating expenses, which excludes non-cash vessel impairment charges totaling $69.3 million relating to the revaluation of ten vessels to their estimated net realizable value and the gain on sale of vessels of $3.6 million, of $256.3 million for the twelve months ended December 31, 2016. We believe the presentation of the adjusted amounts above is useful to investors in understanding our current performance and financial condition, as it excludes items that may not be indicative of our core operating results. General and administrative expenses for the twelve months ended December 31, 2017 decreased to $22.2 million as compared to $45.2 million for same period of 2016, primarily due to a decrease in nonvested stock amortization expense as well as costs related to financing or refinancing activities that were incurred during the fourth quarter of 2016. Daily vessel operating expenses per vessel were $4,417 versus $4,514 in the comparative periods predominantly due to lower expenses related to crewing and insurance partially offset by higher drydocking related expenses. EBITDA for the twelve months ended December 31, 2017 amounted to $42.0 million compared to $(112.5) million during the period. During 2017 and 2016, EBITDA included non-cash impairment charges as mentioned above. Excluding these non-cash charges, our adjusted EBTIDA would have amounted to $56.3 million and $(46.7) million, for the respective periods.

Liquidity and Capital Resources

Cash Flow

Net cash provided by operating activities for the year ended December 31, 2017 was $26.5 million as compared to net cash used in operating activities for the year ended December 31, 2016 of $50.0 million.  Included in the net loss during the years ended December 31, 2017 and 2016 are $22.0 million and $72.0 million of non-cash impairment charges, respectively. Also included in the net loss during the years ended December 31, 2017 and 2016 are $4.1 million and $20.7 million, respectively, of non-cash amortization of nonvested stock compensation related to the Company’s equity incentive plans. There was also an increase in the gain on sale of vessels in the amount of $4.2 million, as well as increase in paid in kind interest of $3.7 million related to the $400 Million Credit Facility during the year ended December 31, 2017 as compared to the prior year. Depreciation and amortization expense for the year ended December 31, 2017 decreased by $4.6 million primarily due to the operation of fewer vessels during the year ended December 31, 2017 as well as the revaluation of ten of our vessels to their estimated net realizable value during the first half of 2016. Additionally, the fluctuation in prepaid expenses and other current assets decreased by $12.4 million primarily due to additional fuel inventory as of December 31, 2017 for vessels that were fixed on spot market voyage charters.  Lastly, there was a $5.6 million increase in deferred drydocking costs incurred because there were more vessels that completed drydocking during the year ended December 31, 2017 as compared to the prior year.  This was offset by an increase in the fluctuation in accounts payable and accrued expenses of $6.8 million due to the timing payments.

Net cash provided by investing activities was $15.0 million during the year ended December 31, 2017 as compared to $22.7 million during the year ended December 31, 2016.  The decrease is primarily due to a $10.5 million decrease for the proceeds from the sale of available-for-sale securities.  The remainder of our available-for-sale securities were sold during the fourth quarter of 2016.  This decrease was partially offset by a $2.5 million increase in the proceeds from the sale of vessels.

Net cash used in financing activities was $5.6 million during the year ended December 31, 2017 as compared to net cash provided by financing activities of $55.4 million during the year ended December 31, 2016.  Net cash used in financing activities of $5.6 million for the year ended December 31, 2017 consisted primarily of the following:  $2.8 million repayment of debt under the 2014 Term Loan Facilities; $1.3 million repayment under the $98 Million Credit Facility; $1.1 million payment of Series A Preferred Stock issuance costs; and $0.4 million repayment of debt under the $400 Million Credit Facility.  Net cash provided by financing activities for the year ended December 31, 2016 of $55.4 million consisted primarily of the $400.0 million drawdown on the $400 Million Credit Facility and net proceeds from the issuance of Series A Preferred Stock in the amount of $121.9 million partially offset by the following: $145.3 million repayment of debt under the $253 Million Term Loan Facility, $140.4 million repayment of debt under the $148 Million Credit Facility, $60.1 million repayment of debt under the $100 Million Term Loan Facility, $56.2 million repayment of debt under the 2015 Revolving Credit Facility, $38.5 million repayment of debt under $44 Million Term Loan Facility, $18.6 million repayment of debt under the $22 Million Term Loan Facility, $3.0 million repayment of debt under the $98 Million Credit Facility, $2.8 million repayment of debt under the 2014 Term Loan Facilities and $1.5 million payment of deferred financing costs. On November 15, 2016, the $400 Million Credit Facility refinanced the following six credit facilities: the $253 Million Term Loan Facility, the $148 Million Credit Facility, the $100 Million Term Loan Facility, the 2015 Revolving Credit Facility, the $44 Million Term Loan Facility and the $22 Million Term Loan Facility.

Fleet Renewal Program

The Company plans to undergo a fleet optimization and renewal plan aimed at modernizing its fleet. As part of this plan, the Company has decided to dispose a total of 15 vessels in our fleet at times and on terms to be determined in the future including vessels it had already decided to dispose of. The plan includes eight Supramax vessels, one Handymax vessel and all of our vessels built in 1999 or earlier. As a result of this decision the estimated future undiscounted cash flows for nine of the vessels which are part of this plan did not exceed their net book values, and we have therefore adjusted their values to fair market value during the first quarter. We therefore anticipate a non-cash impairment charge of approximately $56 million in the first quarter of 2018. We plan to redeploy the net sales proceeds from these 15 vessels, subject to lender consent, towards the purchase of modern, high specification vessels that complement our commercial strategy and management’s view of the drybulk supply and demand fundamentals.

Capital Expenditures

We make capital expenditures from time to time in connection with vessel acquisitions. As of February 27, 2018, our fleet consists of 13 Capesize, six Panamax, four Ultramax, 21 Supramax, one Handymax and 15 Handysize vessels with an aggregate capacity of approximately 4,688,000 dwt.

In addition to acquisitions that we may undertake in future periods, we will incur additional capital expenditures due to special surveys and drydockings for our fleet. We did not drydock any of our vessels during the fourth quarter of 2017. We currently expect five of our vessels to be drydocked during 2018 of which two are expected to be drydocked during the first quarter of 2018.

We estimate our capital expenditures related to drydocking for our fleet through 2018 to be:

	Q1 2018	Q2-Q4 2018
Estimated Costs (1)	$1.7 million	$3.8 million
Estimated Offhire Days (2)	40	85

(1) Estimates are based on our budgeted cost of drydocking our vessels in China. Actual costs will vary based on various factors, including where the drydockings are actually performed. We expect to fund these costs with cash from operations. These costs do not include drydock expense items that are reflected in vessel operating expenses. Included are estimated costs associated with the installation of ballast water treatment systems. Estimated costs presented include approximately $3.0 million of costs associated with vessels that could potentially be sold based on our fleet renewal program.

(2) Actual length will vary based on the condition of the vessel, yard schedules and other factors. Estimated offhire presented includes approximately 65 days associated with vessels that could potentially be sold based on our fleet renewal program.

Summary Consolidated Financial and Other Data

The following table summarizes Genco Shipping & Trading Limited’s selected consolidated financial and other data for the periods indicated below.

	Three Months Ended December 31, 2017	Three Months Ended December 31, 2016	Twelve Months Ended December 31, 2017	Twelve Months Ended December 31, 2016
	(Dollars in thousands, except share and per share data)		(Dollars in thousands, except share and per share data)
	(unaudited)		(unaudited)
INCOME STATEMENT DATA:
Revenues:
Voyage revenues	$74,918	$43,785	$209,698	$133,246
Service revenues	-	100	-	2,340
Total revenues	74,918	43,885	209,698	135,586

Operating expenses:
Voyage expenses	15,579	3,995	25,321	13,227
Vessel operating expenses	24,219	27,510	98,086	113,636
General and administrative expenses (inclusive of nonvested stock amortization expense of $0.5 million, $6.2 million, $4.1 million and $20.7 million respectively)	5,640	15,074	22,190	45,174
Technical management fees	1,925	2,171	7,659	8,932
Depreciation and amortization	17,582	18,178	71,776	76,330
Other operating income	-	(777)	-	(960)
Impairment of vessel assets	-	-	21,993	69,278
Gain on sale of vessels	-	(3,632)	(7,712)	(3,555)
Total operating expenses	64,945	62,519	239,313	322,062

Operating loss	9,973	(18,634)	(29,615)	(186,476)

Other (expense) income:
Impairment of investment	-	-	-	(2,696)
Other (expense) income	(12)	694	(164)	645
Interest income	546	61	1,551	204
Interest expense	(7,938)	(7,254)	(30,497)	(28,453)
Other expense	(7,404)	(6,499)	(29,110)	(30,300)

Income (loss) before reorganization items, net	2,569	(25,133)	(58,725)	(216,776)
Reorganization items, net	-	(29)	-	(272)

Income (loss) before income taxes	2,569	(25,162)	(58,725)	(217,048)
Income tax benefit (expense)	-	58	-	(709)

Net income (loss)	$2,569	$(25,104)	$(58,725)	$(217,757)

Net earnings (loss) per share - basic	$0.07	$(3.43)	$(1.71)	$(30.03)

Net earnings (loss) per share - diluted	$0.07	$(3.43)	$(1.71)	$(30.03)

Weighted average common shares outstanding - basic	34,559,830	7,318,452	34,242,631	7,251,231

Weighted average common shares outstanding - diluted	34,682,302	7,318,452	34,242,631	7,251,231

	December 31, 2017	December 31, 2016
BALANCE SHEET DATA (Dollars in thousands):	(unaudited)

Assets
Current assets:
Cash and cash equivalents	$174,479	$133,400
Restricted cash	7,234	8,242
Due from charterers, net	12,855	10,373
Prepaid expenses and other current assets	22,671	15,750
Vessels held for sale	-	4,840
Total current assets	217,239	172,605

Noncurrent assets:
Vessels, net of accumulated depreciation of $213,431 and $163,053, respectively	1,265,577	$1,354,760
Deferred drydock, net	13,382	12,637
Fixed assets, net	1,014	1,018
Other noncurrent assets	514	514
Restricted Cash	23,233	27,426
Total noncurrent assets	1,303,720	1,396,355

Total assets	$1,520,959	$1,568,960

Liabilities and Equity
Current liabilities:
Accounts payable and accrued expenses	$23,230	22,885
Current portion of long-term debt	24,497	4,576
Deferred revenue	4,722	1,488
Total current liabilities	52,449	28,949

Noncurrent liabilities
Long-term lease obligations	2,588	1,868
Long-term debt, net of deferred financing costs of $9,032 and $11,357, respectively	490,895	508,444
Total noncurrent liabilities	493,483	510,312

Total liabilities	545,932	539,261

Commitments and contingencies

Equity:
Series A Preferred Stock	-	120,789
Common stock	345	74
Additional paid-in capital	1,628,355	1,503,784
Retained deficit	(653,673)	(594,948)
Total equity	975,027	1,029,699
Total liabilities and equity	$1,520,959	$1,568,960

	Twelve Months Ended December 31, 2017	Twelve Months Ended December 31, 2016
STATEMENT OF CASH FLOWS (Dollars in thousands):	(unaudited)

Cash flows from operating activities
Net loss	$(58,725)	$(217,757)
Adjustments to reconcile to net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	71,776	76,330
Amortization of deferred financing costs	2,325	2,847
PIK interest, net	4,542	800
Amortization of nonvested stock compensation expense	4,053	20,680
Impairment of vessel assets	21,993	69,278
Gain on sale of vessels	(7,712)	(3,555)
Impairment of investment	-	2,696
Realized gain on sale of investment	-	(689)
Change in assets and liabilities:
(Increase) decrease in due from charterers	(2,482)	213
(Increase) decrease in prepaid expenses and other current assets	(6,921)	5,485
Increase (decrease) in accounts payable and accrued expenses	1,494	(5,309)
Increase in deferred revenue	3,234	430
Increase in lease obligations	720	719
Deferred drydock costs incurred	(7,782)	(2,150)
Net cash provided by (used in) operating activities	26,515	(49,982)

Cash flows from investing activities
Purchase of vessels, including deposits	(262)	(458)
Purchase of other fixed assets	(290)	(329)
Net proceeds from sale of vessels	15,513	13,024
Sale of AFS securities	-	10,489
Net cash provided by investing activities	14,961	22,726

Cash flows from financing activities
Proceeds from $400 Million Credit Facility	-	400,000
Repayments on the $400 Million Credit Facility	(400)	-
Repayments on the $100 Million Term Loan Facility	-	(60,099)
Repayments on the $253 Million Term Loan Facility	-	(145,268)
Repayments on the 2015 Revolving Credit Facility	-	(56,218)
Repayments on the $44 Million Term Loan Facility	-	(38,500)
Repayments on the $98 Million Credit Facility	(1,332)	(3,000)
Repayments on the $148 Million Credit Facility	-	(140,383)
Repayments on the $22 Million Term Loan Facility	-	(18,625)
Repayments on the 2014 term Loan Facilities	(2,763)	(2,763)
Cash settlement of non-accredited Note holders	-	(101)
Proceeds from issuance of Series A Preferred Stock	-	125,000
Payment of Series A Preferred Stock issuance costs	(1,103)	(3,108)
Payment of deferred financing costs	-	(1,500)
Net cash (used in) provided by financing activities	(5,598)	55,435

Net increase in cash, cash equivalents and restricted cash	35,878	28,179

Cash, cash equivalents and restricted cash at beginning of period	169,068	140,889
Cash, cash equivalents and restricted cash at end of period	$204,946	$169,068

	Three Months Ended December 31, 2017	Three Months Ended December 31, 2016	Twelve Months Ended December 31, 2017	Twelve Months Ended December 31, 2016
	(Dollars in thousands)		(Dollars in thousands)
EBITDA Reconciliation:	(unaudited)		(unaudited)
Net income (loss)	$2,569	$(25,104)	$(58,725)	$(217,757)
+ Net interest expense	7,392	7,193	28,946	28,249
+ Income tax (benefit) expense	-	(58)	-	709
+ Depreciation and amortization	17,582	18,178	71,776	76,330
EBITDA(1)	$27,543	$209	$41,997	$(112,469)

	Three Months Ended		Twelve Months Ended
	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
FLEET DATA:	(unaudited)		(unaudited)
Total number of vessels at end of period	60	65	60	65
Average number of vessels (2)	60.0	66.7	60.8	68.8
Total ownership days for fleet (3)	5,520	6,132	22,207	25,176
Total available days for fleet (4)	5,386	5,975	21,357	24,457
Total operating days for fleet (5)	5,334	5,869	20,941	24,164
Fleet utilization (6)	99.0%	98.2%	98.1%	98.8%

AVERAGE DAILY RESULTS:
Time charter equivalent (7)	$11,017	$6,659	$8,633	$4,907
Daily vessel operating expenses per vessel (8)	4,387	4,486	4,417	4,514

1)
EBITDA represents net income (loss) plus net interest expense, taxes, and depreciation and amortization. EBITDA is included because it is used by management and certain investors as a measure of operating performance. EBITDA is used by analysts in the shipping industry as a common performance measure to compare results across peers. Our management uses EBITDA as a performance measure in consolidating internal financial statements and it is presented for review at our board meetings. For these reasons, we believe that EBITDA is a useful measure to present to our investors. EBITDA is not an item recognized by U.S. GAAP (i.e. non-GAAP measure) and should not be considered as an alternative to net income, operating income or any other indicator of a company's operating performance required by U.S. GAAP. EBITDA is not a source of liquidity or cash flows as shown in our consolidated statement of cash flows. The definition of EBITDA used here may not be comparable to that used by other companies.

2)
Average number of vessels is the number of vessels that constituted our fleet for the relevant period, as measured by the sum of the number of days each vessel was part of our fleet during the period divided by the number of calendar days in that period.

3)
We define ownership days as the aggregate number of days in a period during which each vessel in our fleet has been owned by us. Ownership days are an indicator of the size of our fleet over a period and affect both the amount of revenues and the amount of expenses that we record during a period.

4)
We define available days as the number of our ownership days less the aggregate number of days that our vessels are off-hire due to scheduled repairs or repairs under guarantee, vessel upgrades or special surveys and the aggregate amount of time that we spend positioning our vessels between time charters. Companies in the shipping industry generally use available days to measure the number of days in a period during which vessels should be capable of generating revenues.

5)
We define operating days as the number of our available days in a period less the aggregate number of days that our vessels are off-hire due to unforeseen circumstances. The shipping industry uses operating days to measure the aggregate number of days in a period during which vessels actually generate revenues.

6)
We calculate fleet utilization by dividing the number of our operating days during a period by the number of our available days during the period. The shipping industry uses fleet utilization to measure a company's efficiency in finding suitable employment for its vessels and minimizing the number of days that its vessels are off-hire for reasons other than scheduled repairs or repairs under guarantee, vessel upgrades, special surveys or vessel positioning.

7)
We define TCE rates as our voyage revenues less voyage expenses, divided by the number of our available days during the period, which is consistent with industry standards. TCE rate is a common shipping industry performance measure used primarily to compare daily earnings generated by vessels on time charters with daily earnings generated by vessels on voyage charters, because charterhire rates for vessels on voyage charters are generally not expressed in per-day amounts while charterhire rates for vessels on time charters generally are expressed in such amounts.

	Three Months Ended December 31, 2017	Three Months Ended December 31, 2016	Twelve Months Ended December 31, 2017	Twelve Months Ended December 31, 2016
Total Fleet	(unaudited)		(unaudited)
Voyage revenues (in thousands)	$74,918	$43,785	$209,698	$133,246
Voyage expenses (in thousands)	15,579	3,995	25,321	13,227
	59,339	39,790	184,377	120,019

Total available days	5,386	5,975	21,357	24,457
Total TCE rate	$11,017	$6,659	$8,633	$4,907

8)
We define daily vessel operating expenses to include crew wages and related costs, the cost of insurance expenses relating to repairs and maintenance (excluding drydocking), the costs of spares and consumable stores, tonnage taxes and other miscellaneous expenses. Daily vessel operating expenses are calculated by dividing vessel operating expenses by ownership days for the relevant period.

Debt Overview

Debt outstanding as of December 31, 2017, gross of unamortized debt issuance costs and inclusive of the current portion of long-term debt, amounted to $524.4 million. On February 13, 2018, we paid down the $400 Million Credit Facility by $11.3 million from excess cash flow generated by the vessels collateralizing this facility during the fourth quarter of 2017.

	December 31, 2017	December 31, 2016
Long-term debt, net consists of the following:

Principal amount	$519,083	$523,577
PIK interest	5,341	800
Less: Unamortized debt issuance costs	(9,032)	(11,357)
Less: Current portion	(24,497)	(4,576)
Long-term debt, net	$490,895	$508,444

	December 31, 2017		December 31, 2016
	Principal	Unamortized Debt Issuance Cost	Principal	Unamortized Debt Issuance Cost

$400 Million Credit Facility	$399,600	$6,332	$400,000	$7,967
$98 Million Credit Facility	93,939	1,370	95,271	1,868
2014 Term Loan Facilities	25,544	1,330	28,306	1,522
PIK interest	5,341	-	800	-
	$524,424	$9,032	$524,377	$11,357

Genco Shipping & Trading Limited’s Fleet

Genco Shipping & Trading Limited transports iron ore, coal, grain, steel products and other drybulk cargoes along worldwide shipping routes. As of February 27, 2018, Genco Shipping & Trading Limited’s fleet consists of 13 Capesize, six Panamax, four Ultramax, 21 Supramax, one Handymax and 15 Handysize vessels with an aggregate capacity of approximately 4,688,000 dwt.

Our current fleet contains 15 groups of sister ships, which are vessels of virtually identical sizes and specifications. We believe that maintaining a fleet that includes sister ships reduces costs by creating economies of scale in the maintenance, supply and crewing of our vessels. As of February 27, 2018, the average age of our current fleet was 9.9 years.

The following table reflects Genco’s fleet list as of February 27, 2018:

	Vessel	DWT	Year Built
Capesize
1	Genco Constantine	180,183	2008
2	Genco Augustus	180,151	2007
3	Baltic Lion	179,185	2012
4	Genco Tiger	179,185	2011
5	Genco London	177,833	2007
6	Baltic Wolf	177,752	2010
7	Genco Titus	177,729	2007
8	Baltic Bear	177,717	2010
9	Genco Tiberius	175,874	2007
10	Genco Commodus	169,098	2009
11	Genco Hadrian	169,025	2008
12	Genco Maximus	169,025	2009
13	Genco Claudius	169,001	2010
Panamax
1	Genco Thunder	76,588	2007
2	Genco Raptor	76,499	2007
3	Genco Beauty	73,941	1999
4	Genco Vigour	73,941	1999
5	Genco Knight	73,941	1999
6	Genco Surprise	72,495	1998
Ultramax
1	Baltic Hornet	63,574	2014
2	Baltic Mantis	63,470	2015
3	Baltic Scorpion	63,462	2015
4	Baltic Wasp	63,389	2015

Supramax
1	Genco Hunter	58,729	2007
2	Genco Auvergne	58,020	2009
3	Genco Rhone	58,018	2011
4	Genco Ardennes	58,018	2009
5	Genco Aquitaine	57,981	2009
6	Genco Brittany	58,018	2010
7	Genco Languedoc	58,018	2010
8	Genco Pyrenees	58,018	2010
9	Genco Bourgogne	58,018	2010
10	Genco Warrior	55,435	2005
11	Genco Predator	55,407	2005
12	Genco Provence	55,317	2004
13	Genco Picardy	55,257	2005
14	Genco Cavalier	53,617	2007
15	Baltic Cougar	53,432	2009
16	Genco Loire	53,430	2009
17	Genco Normandy	53,596	2007
18	Genco Lorraine	53,417	2009
19	Baltic Panther	53,351	2009
20	Baltic Leopard	53,447	2009
21	Baltic Jaguar	53,474	2009
Handymax
1	Genco Muse	48,913	2001
Handysize
1	Genco Spirit	34,432	2011
2	Genco Mare	34,428	2011
3	Genco Ocean	34,409	2010
4	Baltic Wind	34,409	2009
5	Baltic Cove	34,403	2010
6	Genco Avra	34,391	2011
7	Baltic Breeze	34,386	2010
8	Genco Bay	34,296	2010
9	Baltic Hare	31,887	2009
10	Baltic Fox	31,883	2010
11	Genco Challenger	28,428	2003
12	Genco Charger	28,398	2005
13	Genco Champion	28,445	2006
14	Genco Progress	29,952	1999
15	Genco Explorer	29,952	1999

About Genco Shipping & Trading Limited

Genco Shipping & Trading Limited transports iron ore, coal, grain, steel products and other drybulk cargoes along worldwide shipping routes. As of February 27, 2018, Genco Shipping & Trading Limited’s fleet consists of 13 Capesize, six Panamax, four Ultramax, 21 Supramax, one Handymax and 15 Handysize vessels with an aggregate capacity of approximately 4,688,000 dwt.

Conference Call Announcement

Genco Shipping & Trading Limited will hold a conference call on Wednesday, February 28, 2018 at 8:30 a.m. Eastern Time to discuss its 2017 fourth quarter financial results. The conference call and a presentation will be simultaneously webcast and will be available on the Company’s website, www.GencoShipping.com. To access the conference call, dial (323) 794-2094 or (800) 263-0877 and enter passcode 2891933. A replay of the conference call can also be accessed for two weeks by dialing (888) 203-1112 or (719) 457-0820 and entering the passcode 2891933. The Company intends to place additional materials related to the earnings announcement, including a slide presentation, on its website prior to the conference call.

Website Information

We intend to use our website, www.GencoShipping.com, as a means of disclosing material non-public information and for complying with our disclosure obligations under Regulation FD. Such disclosures will be included in our website’s Investor Relations section. Accordingly, investors should monitor the Investor Relations portion of our website, in addition to following our press releases, SEC filings, public conference calls, and webcasts. To subscribe to our e-mail alert service, please click the “Receive E-mail Alerts” link in the Investor Relations section of our website and submit your email address.  The information contained in, or that may be accessed through, our website is not incorporated by reference into or a part of this document or any other report or document we file with or furnish to the SEC, and any references to our website are intended to be inactive textual references only.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements use words such as “anticipate,” “budget,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with a discussion of potential future events, circumstances or future operating or financial performance.  These forward looking statements are based on management’s current expectations and observations. Included among the factors that, in our view, could cause actual results to differ materially from the forward looking statements contained in this report are the following: (i) declines or sustained weakness in demand in the drybulk shipping industry; (ii) continuation of weakness or declines in drybulk shipping rates; (iii) changes in the supply of or demand for drybulk products, generally or in particular regions; (iv) changes in the supply of drybulk carriers including newbuilding of vessels or lower than anticipated scrapping of older vessels; (v) changes in rules and regulations applicable to the cargo industry, including, without limitation, legislation adopted by international organizations or by individual countries and actions taken by regulatory authorities; (vi) increases in costs and expenses including but not limited to: crew wages, insurance, provisions, lube, oil, bunkers, repairs, maintenance and general, administrative, and management fee expenses; (vii) whether our insurance arrangements are adequate; (viii) changes in general domestic and international political conditions; (ix) acts of war, terrorism, or piracy; (x) changes in the condition of the Company’s vessels or applicable maintenance or regulatory standards (which may affect, among other things, our anticipated drydocking or maintenance and repair costs) and unanticipated drydock expenditures; (xi) the Company’s acquisition or disposition of vessels; (xii) the amount of offhire time needed to complete repairs on vessels and the timing and amount of any reimbursement by our insurance carriers for insurance claims, including offhire days; (xiii) the completion of definitive documentation with respect to charters; (xiv) charterers’ compliance with the terms of their charters in the current market environment; (xv) the extent to which our operating results continue to be affected by weakness in market conditions and charter rates; (xvi) our ability to maintain contracts that are critical to our operation, to obtain and maintain acceptable terms with our vendors, customers and service providers and to retain key executives, managers and employees; and other factors listed from time to time in our public filings with the Securities and Exchange Commission including, without limitation, the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 and its subsequent reports on Form 10-Q and Form 8-K. Our ability to pay dividends in any period will depend upon various factors, including the limitations under any credit agreements to which we may be a party, applicable provisions of Marshall Islands law and the final determination by the Board of Directors each quarter after its review of our financial performance. The timing and amount of dividends, if any, could also be affected by factors affecting cash flows, results of operations, required capital expenditures, or reserves.  As a result, the amount of dividends actually paid may vary.  We do not undertake any obligation to update or revise any forward‑looking statements, whether as a result of new information, future events or otherwise.

CONTACT:
Apostolos Zafolias
Chief Financial Officer
Genco Shipping & Trading Limited
(646) 443-8550